Exhibit 99.2
KENDLE INTERNATIONAL INC.
UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS
On August 11, 2006, the Company completed its acquisition of the Acquired Business for $215.0 million in cash plus acquisition costs and a working capital adjustment in accordance with the terms and conditions of the Stock Purchase Agreement, as amended. The purchase price was funded, in part, by the Company’s draw on the term credit facility described below.
The Credit Agreement provides for a $200.0 million senior secured term loan facility and a $25.0 million senior secured revolving credit facility. The term loan facility matures six years from the Closing Date, while the revolving credit facility matures five years from the Closing Date. The term loan facility was drawn in full by the Company on the Closing Date to finance the acquisition of the Acquired Businesses (as described in Item 2.01 and incorporated herein by reference), and to pay fees, commissions, and expenses in connection with the acquisition. The revolving credit facility is available to provide financing for Permitted Acquisitions, working capital and general corporate purposes. Indebtedness under these facilities will be guaranteed by all of the existing and future direct and indirect subsidiaries of the Company, subject to certain exceptions. The interest rates applicable to the loans under the Credit Agreement, at the Company’s option, are either a U.S. base rate or a LIBOR rate plus a specified margin.
The unaudited pro forma condensed combined financial information reflecting the combination of Kendle International Inc. and the Acquired Business is provided for informational purposes only. The pro forma information is not necessarily indicative of what the companies’ results of operations actually would have been had the merger been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.
In the unaudited pro forma condensed combined statements of income, a provision for amortization of identified intangible assets including customer relationships and backlog has been made. The amounts allocated to acquired assets and liabilities in the unaudited pro forma financial statements are based on management’s preliminary valuation estimates using the assistance of outside valuation specialists. Definitive allocations will be performed and finalized. Accordingly, the purchase price allocation pro forma adjustments included in the unaudited financial statements are preliminary and have been made for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value.
The unaudited pro forma financial statements also include certain purchase accounting adjustments, including items expected to have a continuing impact on the consolidated results, such as increased depreciation and amortization expense on acquired tangible and intangible assets. The unaudited pro forma statements do not include the impacts of any revenue, cost or other operating synergies that may result from the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2005
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Kendle	Acquired	Pro Forma		Pro Forma
	International Inc.	Business	Adjustments	Note	Combined
Total revenues	$250,639	$114,846	—		$365,485

Costs and expenses:
Direct costs	157,189	77,802			234,991
Selling, general and administrative expenses	68,216	27,476			95,692
Depreciation and amortization	7,991	10,239	(4,542)	(a)	13,688

	233,396	115,517	(4,542)		344,371

Income from operations	17,243	(671)	4,542		21,114

Other income (expense):
Interest income	1,019	191			1,210
Interest expense	(460)	—	(16,000)	(b)	(16,460)
Other	(287)	38			(249)
Gain on debt extinguishment	300	—			300

Income before income taxes	17,815	(442)	(11,458)		5,915

Income tax expense	7,141	1,462	(4,583)	(c)	4,020

Net income	$10,674	$(1,904)	$(6,875)		$1,895

Income per share data:
Basic:
Net income per share	$0.79				$0.14

Weighted average shares	13,572				13,572

Diluted:
Net income per share	$0.76				$0.13

Weighted average shares	14,120				14,120
See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements,which are an integral part of these statements.

Selected Financial Data
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
For the Year Ended December 31, 2005
(a)	To reflect amortization expense on aquired intangibles of approximately $5.7 million. To reverse 2005 amortization expense of $10.2 million on prior intangibles.

(b)	To record interest expense of $16.0 million on debt of $200 million at approximately 8% interest.

(c)	Adjustment to apply the Company’s effective tax rate of 40% to the pretax earnings/(loss) of the pro forma adjustments for the twelve months ended December 31, 2005.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE SIX MONTHS-ENDED JUNE 30, 2006
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Kendle	Acquired	Pro Forma		Pro Forma
	International Inc.	Business	Adjustments	Note	Combined
Total revenues	$159,116	$56,355			$215,471

Costs and expenses:
Direct costs	102,057	38,975			141,032
Selling, general and administrative expenses	39,841	13,093			52,934
Depreciation and amortization	3,544	5,497	(1,406)	(b)	7,635

	145,442	57,565	(1,406)		201,601

Income from operations	13,674	(1,210)	1,406		13,870

Other income (expense):
Interest income	1,180	192			1,372
Interest expense	(114)	—	(8,000)	(c)	(8,114)
Other	(394)	(365)			(759)

Income before income taxes	14,346	(1,383)	(6,594)		6,369

Income tax expense	5,157	(466)	(2,638)	(d)	2,053

Net income	9,189	(917)	(3,956)		$4,316

Income per share data:
Basic:
Net income per share	$0.64				$0.30

Weighted average shares	14,254				14,254

Diluted:
Net income per share	$0.62				$0.29

Weighted average shares	14,754				14,754
See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements,which are an integral part of these statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2006
(IN THOUSANDS)

	Kendle	Acquired	Pro Forma		Pro Forma
	International Inc.	Business	Adjustments	Note	Combined
ASSETS
Current assets	139,517	55,281	(52,087)	(a)	142,711
Property and equipment, net	16,869	7,371	(313)	(a)	23,927
Goodwill	24,704	320,075	(117,063)	(a)	227,716
Other finite-lived intangible assets	870	19,951	(2,851)	(a)	17,970
Other indefinite-lived intangible assets	15,000	—			15,000
Other assets	6,833	2,696	(2,471)	(a)	7,058

Total assets	$203,793	$405,374	$(174,785)		$434,382

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current liabilities	63,931	33,260	(18,505)	(a)	78,686
Long-term debt	—	—	200,000	(a)	200,000
Other noncurrent liabilities	1,525	8,167	7,667	(a)	17,359

Total liabilities	65,456	41,427	189,162		296,045

Commitments and contingencies
Shareholders’ equity:
Preferred stock — no par value; 100,000 shares authorized; no shares issued and outstanding
Common stock — no par value; 45,000,000 shares shares authorized; 14,381,763 shares issued and 14,358,711 outstanding at June 30, 2006	75	—			75
Additional paid in capital	153,645	364,005	(364,005)	(a)	153,645
Accumulated deficit /	(14,891)	(58)	58	(a)	(14,891)
Other comprehensive income

Less: Cost of common stock held in treasury, 23,052 shares at June 30, 2006	(492)	—			(492)

Total shareholders’ equity	138,337	363,947	(363,947)		138,337

Total liabilities and shareholders’ equity	$203,793	$405,374	$(174,785)		$434,382

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements,which are an integral part of these statements.

Unaudited Pro Forma Condensed Combined Balance Sheet

(a) Acquisition	To reflect the purchase of the Phase II-IV Clinical Services business of Charles River Clniical Laboratories Inc. Total purchase price was approximately $215 million plus a preliminary working captial adjustment of $14.7 million.

Under the purchase method of accounting, the total estimated purchase price of $229.7 million plus preliminary acquisition costs of $6.7 million, is allocated to Charles River Clinical Laboratories Inc’s net tangible and identifiable intangible assets acquired and liabilities assumed. The preliminary amounts allocated to intangibles are as follows, based on the pro-forma information at June 30, 2006:

Amortizable intangibles	17,100
Goodwill	203,012

The acquisition was financed with $200 million in debt less $5.2 million in debt issue costs and $36.3 million (inclusive of acquisition costs) of the Company’s existing cash and avilable-for-sale securities. The Balance Sheet adjustments presented below are to allocate the total estimated purchase price to the Phase II-IV Clinical Services Business of Charles River Laboratories International, Inc.’s net tangible and identifiable intangible assets acquired and liabilities assumed based on the estimated fair values.

	As of June 30	Fair Value	Adjustment
Current assets	55,281	39,542	(15,739)
Property and Equipment	7,371	7,058	(313)
Goodwill	320,075	203,012	(117,063)
Other finite-lived intangibles	19,951	17,100	(2,851)
Other assets	2,696	225	(2,471)

Current liabilities	33,260	14,755	(18,505)
Other non-current liabilities	8,167	15,834	7,667

Pursuant to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized; rather impairment tests are performed at least annually or more frequently if circumstances indicate an impairment may have occurred. If an impairment exists, the goodwill is immediately written down to its fair value through a current charge to earnings. Accordingly, the goodwill arising from the mergers will be subject to an impairment test at least annually.
Unaudited Pro Forma Condensed Combined Statement of Income

(b)	To reflect amortization expense on aquired intangibles of approximately $2.8 million and the reversal of amortization expense of $4.2 million on prior intangibles that had been allocated to Charles River Clinical Laboratories Inc.

(c)	To record interest expense on debt of $200 million at approximately 8% interest.

(d)	Adjustment to apply the Company’s effective tax rate of 40% to the pretax earnings/(loss) of the pro forma adjustments for the six months ended June 30, 2006.